Exhibit 99.1

Aqua Power Systems, Inc. Enters Letter of Intent (“LOI”) Agreement to Acquire North American Logistics Operation

Winter Park, FL, October 7, 2022 -- Aqua Power Systems, Inc. (US OTC: APSI) is pleased to announce today via SEC Form 8-K Filing of a Letter of Intent (“LOI”) that it has entered into exclusive negotiations to acquire all outstanding shares of Tradition Transportation Group, Inc. (“Tradition”) an Indiana based logistics company including relevant subsidiaries and assets.

Tradition is a well-established enterprise providing a multitude of logistical solutions throughout North America pertaining to OTR logistics including freight management, reverse logistics, freight brokerage, dispatching, equipment leasing and dedicated services warehousing with rail access.

Joe Davis of Tradition is quoted as saying: “I am enthusiastic about the planned business combination with APSI in order to further the growth of Tradition’s operations”.

The finalization of the contemplated terms would usher in a new generation of operations for APSI within the high demand United States and North-American logics industry, which within the United States alone; represented 80.4% of freight cost in 2019, totaling a gross freight revenue of $791.7 billion according to the American Trucking Associations.

It is requested of shareholders and other interested parties respect and refrain from contacting Tradition or its employees and affiliates for details relating to the contemplated transaction so as not to interrupt operations and the process of finalizing a transaction. Please direct any inquiries to APSI management with the contact information provided herein.

Safe Harbor: This Press Release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on the current plans and expectations of management and are subject to a number of uncertainties and risks that could significantly affect the Company’s current plans and expectations, as well as future results of operations and financial condition. A more extensive listing of risks and factors that may affect the Company’s business prospects and cause actual results to differ materially from those described in the forward-looking statements can be found in the reports and other documents filed by the Company with the Securities and Exchange Commission and OTC Markets, Inc. OTC Disclosure and News Service. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Stephen Carnes

407-674-9444